MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA APARTMENT COMMUNITIES ESTABLISHES $500 MM ACQUISITION FUND

Memphis, TN, May 9, 2007: Mid-America Apartment Communities, Inc. (NYSE: MAA) reported today that it has established Mid-America Multifamily Fund I, LLC (“Fund I”). The fund will be a joint venture between Mid-America and institutional capital. Targeted investment opportunities will be within Mid-America’s existing Sunbelt markets and operating region. Mid-America will own a 1/3 interest in Fund I, with plans to acquire $500 million of apartment properties over the next 3 years, and have a 6 to 9-year investment life. Fund I will focus on acquiring properties with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. Mid-America expects to invest a total of approximately $60 million in equity as investments are made.

Eric Bolton, CEO, said “We’re excited about the opportunity to further leverage Mid-America’s experienced and strong re-development and operating skills through this fund. We think this new initiative provides an excellent opportunity to create value for both Mid-America’s shareholders and institutional partners by leveraging our robust deal flow pipeline, significant experience in redeveloping apartment real estate and sophisticated operating platform.”

Mid-America will earn a management fee, an asset management fee, and have the potential to earn promote fees. Mid-America will target apartment properties that are 7-years old or older for Fund I first during the 3-year investment period, and will continue to acquire newer properties for its own portfolio. There are no plans for Mid-America to contribute its existing properties to Fund I.

About Mid-America Apartment Communities, Inc.
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 39,587 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Company website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Forward-Looking Statements
Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, anticipated joint venture activity, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of Mid-America’s markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.